FIRST AMENDMENT TO

CREDIT AGREEMENT DATED AS OF AUGUST 4, 2003

BY AND AMONG

PHYTO-SOURCE, L.P.

AND SOUTHWEST BANK OF TEXAS, N.A.

This First Amendment to Credit Agreement dated August 4, 2003 (this “First Amendment”) by and between PHYTO-SOURCE, L.P., a Texas limited partnership (the “Borrower”) and SOUTHWEST BANK OF TEXAS, N.A., a national banking association (the “Lender”) is entered into as of the 22nd  day of October, 2003.

W I T N E S S E T H:

Borrower and Lender entered into a Credit Agreement dated August 4, 2003 (the “Credit Agreement”).

Borrower has requested that Lender amend certain provisions under the Credit Agreement.

Lender is willing to enter into the requested amendments subject to and conditioned upon the provisions set forth herein.

NOW, THEREFORE, in consideration of the promises herein contained, the mutual benefits to be derived herefrom and other good and valuable consideration received by each party, and each intending to be legally bound hereby, the parties agree as follows:

I.

Amendments to Credit Agreement.

1.1

Section 1 of the Credit Agreement is hereby amended by adding the following defined term:

“First Amendment means that certain First Amendment to this Agreement dated as of  October 22, 2003.”

“Letters of Credit means letters of credit (including standby letters of credit) to be issued by Lender for the account of Borrower pursuant to Section 2.4 hereof, in Proper Form, and all extensions, renewals and modifications thereof.”

1.2

Section 1 of the Credit Agreement is hereby amended by revising the following definitions in their entirety to read as follows:

“Available Amount” means, when determined in respect of the Revolving Loan, the difference of the Revolving Commitment minus (i) the Principal Debt, and (ii) amounts, if any, under Letters of Credit that have been issued by Lender but remain undrawn.

“Borrowing” means any amount disbursed by Lender to or on behalf of Borrower under the Loan Documents, including amounts disbursed pursuant to Letters of Credit.

“Principal Debt” means, when determined, the sum of the sum of the aggregate amount of the outstanding principal balance of the Revolving Note (including the aggregate amount outstanding of all amounts drawn under Letters of Credit) plus the outstanding principal amount under the Term Loan.

“Revolving Commitment” means the obligation of Lender, subject to the provisions of this Agreement and existing only through the last Business Day prior to the Termination Date, with regard to the Revolving Loan, to advance to Borrower or on behalf of Borrower funds and/or Letters of Credit, not to exceed at any one time outstanding an amount equal to the lesser of:  (i) the Committed Sum and (ii) the Borrowing Base as reflected in the most current Burrowing Base Certificate as approved by Lender.

1.3

Section 2 of the Credit Agreement is hereby amended by adding the following subsections at the end of that Section:

2.4

Letters of Credit.  Subject to the terms and conditions of this Agreement, Lender agrees to issue, as part of the Revolving Commitment, Letters of Credit in an aggregate amount  not to exceed at any time the unborrowed portion of the Revolving Commitment.  The amount of any such Letters of Credit issued under the Revolving Commitment shall reduce the Available Amount under the Revolving Commitment.  No Letter of Credit shall have an expiration date that is later than one year from the date of its issuance, or, if sooner, beyond the Termination Date.

2.5

Letter of Credit Fee.  As consideration for the issuance by the Lender of Letters of Credit for the account of Borrower, Borrower agrees to pay to the Lender a fee of:

(a)(1)

one percent (1.0%), per annum, of the amount of each standby Letter of Credit (subject to a $300.00 minimum fee on each standby Letter of Credit), the first such per annum fee for each Letter of Credit to be payable in advance of the issuance of such Letter of Credit with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Letter of Credit, if it is to remain in effect beyond such anniversary date, plus (2) any foreign bank charges, if applicable, and any other additional fees Lender customarily charges to a Person similarly situated in the ordinary course of its business for the issuance of a standby Letter of Credit, for honoring the standby Letter of Credit and taking similar action in connection with standby Letters of Credit; and

(b)(1)

one percent (1.0%), per annum, of the amount of each commercial Letter of Credit (subject to a $200.00 minimum fee on each commercial Letter of Credit), the first such per annum fee for each commercial Letter of Credit to be payable in advance of the issuance of such commercial Letter of Credit, with successive per annum fees to be paid in advance of the anniversary date of the issuance of such Letter of Credit, if it is to remain in effect beyond such anniversary date, plus (2) any other additional fees Lender customarily charges to a Person similarly situated in the ordinary course of its business for the issuance of a commercial Letter of Credit, for honoring the commercial Letter of Credit and taking similar action in connection with commercial Letters of Credit.

1.4

Section 3 of the Credit Agreement is hereby amended by adding the following subsections at the end of that Section:

3.5

Borrowing Procedure regarding Letters of Credit.  Borrower may request a Letter of Credit by submitting Lender’s then-current form of application to Lender no later than 2:00 p.m. three (3) Business Days prior to the proposed date of the issuance of the Letter of Credit.  If there is any conflict between the terms of any such application and the terms of this Agreement, the terms of this Agreement shall control.

3.6

Repayment of Letters of Credit.  If drawn upon by the beneficiary of a Letter of Credit, all amounts so drawn and advanced by the Lender shall be due and payable by the Borrower immediately upon receipt of Lender’s statement therefor.

1.5

Subsection 12.2 of the Credit Agreement is hereby amended by deleting the word “or” immediately before subpart (e) thereof and adding the following language immediately before the period at the end of such Subsection 12.2:

“ or (f) the advances under Letters of Credit as set forth in Section 3.6”

II.

Conditions Precedent to the Effectiveness of First Amendment.  As a condition to the effectiveness of this First Amendment, (i) Lender shall have received this First Amendment duly executed by Borrower, (ii) other than as waived herein, no Default or Potential Default shall have occurred and be continuing and (iii) no material adverse change shall have occurred since the date of the Credit Agreement in the condition, financial or otherwise, of Borrower.

III.

Reaffirmation of Representations and Warranties.  To induce Lender to enter into this First Amendment, Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Section 8 of the Credit Agreement and in all other documents executed pursuant thereto, and additionally represents and warrants as follows:

A.

The execution and delivery of this First Amendment and the performance by Borrower of its obligations under this First Amendment are within Borrower’s power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the certificate of limited partnership, the Agreement of Borrower or of any agreement binding upon Borrower.

B.

This First Amendment represents the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with its terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.

C.

Since the date of the Credit Agreement, no change, event or state of affairs has occurred and is continuing which would constitute a Default or a Potential Default.

IV.

Defined Terms.  Terms used herein that are defined in the Credit Agreement shall have the same meanings herein, unless the context otherwise requires.

V.

Reaffirmation of Credit Agreement.  This First Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, adopted and confirmed in each and every respect.

VI.

RELEASE BY BORROWER.   AS PARTIAL CONSIDERATION FOR LENDER’S ENTRY INTO THIS FIRST AMENDMENT, BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY RELEASES AND DISCHARGES LENDER FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, LOSSES, LIABILITIES AND DAMAGES OF WHATSOEVER TYPE OR NATURE (COLLECTIVELY “DAMAGES AND CLAIMS”) WHETHER ASSERTED OR UNASSERTED, ACCRUED OR UNACCRUED, KNOWN OR UNKNOWN, ARISING DIRECTLY OR INDIRECTLY OUT OF, OR RELATING DIRECTLY OR INDIRECTLY TO ACTS, OMISSIONS, EVENTS OR CONDITIONS THAT OCCURRED OR EXISTED AS OF OR PRIOR TO THE EXECUTION OF THIS FIRST AMENDMENT IN CONNECTION WITH THE CREDIT AGREEMENT AND/OR ANY OTHER LOAN DOCUMENTS, OR THE RELATIONSHIPS OF LENDER, BORROWER, AND ANY THIRD PARTY IN CONNECTION WITH THE CREDIT AGREEMENT AND/OR ANY OTHER LOAN DOCUMENTS, AND WHETHER OR NOT SUCH DAMAGES AND CLAIMS MIGHT BE ALLEGED TO HAVE ARISEN FROM BREACHES OF CONTRACTUAL OBLIGATIONS, COMMON LAW OR STATUTORY DUTIES, STRICT LIABILITY, OR TORT.

VII.

Governing Law.  THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  This First Amendment has been entered into in Harris County, Texas, and it shall be performable for all purposes in Harris County, Texas.  Courts within the State of Texas shall have jurisdiction over any and all disputes between Borrower and Lender, whether in law or equity, including, but not limited to, any and all disputes arising out of or relating to this First Amendment or any other Loan Documents; and venue in any such dispute whether in federal or state court shall be laid in Harris County, Texas.

VIII.

Severability.  Whenever possible each provision of this First Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this First Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this First Amendment.

IX.

Execution in Counterparts.  This First Amendment may be executed in any number of counterparts and by the different parties on separate counterparts on different dates, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

X.

Section Captions.  Section captions used in this First Amendment are for convenience of reference only, and shall not affect the construction of this First Amendment.

XI.

Successors and Assigns.  This First Amendment shall be binding upon Borrower, Lender and its respective successors and assigns, and shall inure to the benefit of Borrower, Lender and the respective successors and assigns of Lender.

XII.

Non-Application of Chapter 346 of Texas Finance Code.  The provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) are specifically declared by the parties hereto not to be applicable to this First Amendment or any of the other Loan Documents or to the transactions contemplated hereby.

XIII.

NOTICE OF FINAL AGREEMENT.  THE WRITTEN CREDIT AGREEMENT, AS HEREBY AMENDED, REPRESENTS THE FINAL AGREEMENT AMONG LENDER AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be effective as of October 22, 2003.

BORROWER:

PHYTO-SOURCE, L.P.,

a Texas limited partnership

By:  PHYTO-VENTURE, LLC,

a Texas limited liability company

its General Partner,

By: “Stephen Mayeux”

Stephen P. Mayeux

Manager

By:

“Charles Butt”

Charles Butt

Manager